UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 25, 2022

Momentive Global Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38664	80-0765058
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Curiosity Way

San Mateo, California 94403

(Address of principal executive offices) (Zip Code)

(650) 543-8400

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	MNTV	The Nasdaq Stock Market LLC (The Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 28, 2022, Momentive Global Inc. (formerly SVMK Inc.) (the “Company”) entered into a letter agreement (the “Letter Agreement”) with Legion Partners Asset Management, LLC and certain related persons and entities (collectively, the “Legion Group”). Among other things, the Letter Agreement provides that:

•

The Company will appoint Sagar Gupta to the Company’s board of directors (the “Board”) to serve as a Class I director effective upon the completion of a customary background check, will include Mr. Gupta on the Board’s slate of director nominees standing for election at the Company’s 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting) and will recommend that the Company’s stockholders vote in favor of the election of Mr. Gupta at the 2022 Annual Meeting, subject to an obligation to submit his resignation from the Board if the Legion Group’s aggregate ownership of shares of common stock of the Company (as calculated pursuant to the terms of the Letter Agreement) fall below 1,000,000 shares of Company’s common stock. If Mr. Gupta is not appointed to the Board by March 3, 2022, the Legion Group may terminate the Letter Agreement.

•	Upon joining the Board, Mr. Gupta will be appointed to the Strategic Committee of the Board, which will continue to oversee and direct the Company’s strategic review.

•

During the period commencing on the date of the Letter Agreement and ending on the date that is 20 days prior to the deadline for submissions of stockholder nominations of directors and business proposals for the Company’s 2023 Annual Meeting of Stockholders pursuant to the Company’s bylaws currently in effect (the “Restricted Period”), the Legion Group and certain of their affiliates and related persons will vote the shares of the Company’s common stock that they beneficially own in a manner consistent with the recommendation of the Board, subject to certain exceptions specified in the Letter Agreement. The Letter Agreement terminates upon public announcement of the Company’s entry into an extraordinary transaction involving the acquisition by a third party of more than 50 percent of Company’s common stock or all or substantially all of Company’s assets which is not approved by Mr. Gupta in his capacity as a director.

•

During the Restricted Period, the Legion Group and certain of their affiliates and related persons will be subject to certain customary standstill provisions set forth in the Letter Agreement. The standstill provisions provide, among other things, that Legion and the other Restricted Persons (as defined in the Letter Agreement) cannot, subject to certain exceptions as provided in the Letter Agreement:

•	solicit proxies regarding any matter to come before any annual or special meeting of stockholders of the Company, including the election of directors;
•	enter into a voting agreement or any “group” with stockholders of the Company, other than with other Restricted Persons;
•	seek representation on the Board, or submit any proposal for consideration by stockholders of the Company at any annual or special meeting of stockholders;
•	acquire any securities of the Company or rights that would result in the Restricted Persons beneficially owning more than 9.9 percent of the then-outstanding voting securities of the Company; or
•

other than through certain open market transactions and public offerings, sell securities of the Company to any person that is not a party to the Letter Agreement that, to Legion’s knowledge, would result in such party having any beneficial or other ownership interest of more than 4.9 percent of the then-outstanding voting securities of the Company (subject to limited exceptions as provided in the Letter Agreement).

Pursuant to the Letter Agreement, the Company has also agreed that the Board will, prior to filing its proxy for the 2022 Annual Meeting, implement a majority voting standard in uncontested director elections, where directors would be elected if they receive more votes in favor than against, and each incumbent director will submit an irrevocable, conditional offer of resignation effective if such director fails to receive a majority vote in favor of their election. The Company also agreed to submit, at the 2022 Annual Meeting, a stockholder proposal to declassify the Board that, if approved by the Company’s stockholders, would begin the process of declassifying such that the directors elected at the 2022 Annual Meeting would be elected to terms expiring at Company’s 2023 Annual Meeting of Stockholders, and recommend that the Company’s stockholders vote in favor of such proposal.

The Letter Agreement also contains customary replacement rights and non-disparagement and confidentiality provisions.

The foregoing is a summary only and does not purport to be a complete description of all of the terms of the Letter Agreement, and is qualified in its entirety by reference to the full text of the of the Letter Agreement, a copy of which will be filed with the Securities and Exchange Commission.

Item 1.02	Termination of a Material Definitive Agreement.

On October 28, 2021, the Company announced its entry into an Agreement and Plan of Merger (the “Merger Agreement”), made and entered into as of October 28, 2021, by and among the Company, Zendesk, Inc. (“Zendesk”), and Milky Way Acquisition Corp., a wholly owned subsidiary of Zendesk (“Merger Sub”). The Merger Agreement provided for the acquisition of the Company by Zendesk in a stock-for-stock transaction by way of a merger of Merger Sub with and into the Company (the “Merger”).

On February 25, 2022, the Company and Zendesk each held a special meeting of its respective stockholders to obtain stockholder approvals required to complete the Merger, including, in the case of Zendesk, a proposal for Zendesk stockholders to approve the issuance of shares of Zendesk common stock to Momentive stockholders in connection with the Merger (the “Zendesk share issuance proposal”).

Also on February 25, 2022, (i) Zendesk notified the Company that the requisite Zendesk stockholders did not approve the Zendesk share issuance proposal at the special meeting of Zendesk’s stockholders and (ii) as a result, Zendesk delivered a written notice to the Company terminating the Merger Agreement pursuant to Section 8.1(d) of the Merger Agreement, which termination was effective immediately upon the delivery of such notice on the terms set forth in the Merger Agreement. No termination fee is expected to be payable by either Zendesk or the Company pursuant to the Merger Agreement as a result of the termination of the Merger Agreement.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which was filed with Securities and Exchange Commission as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company on October 29, 2021.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Appointment and Departure

On February 28, 2022, the Company announced that the Board has agreed to appoint Mr. Gupta to serve as a Class I director of the Company as described in Item 1.01 of this Current Report on Form 8-K.     Upon joining the Board, Mr. Gupta will be appointed to the Strategic Committee of the Board.

As a non-employee director, Mr. Gupta will receive compensation in the same manner as the Company’s other non-employee directors. Non-employee directors receive (i) an annual grant of non-statutory stock options (“NSOs”) and restricted stock units (“RSUs”) of the Company with a combined value equal to $160,000, paid on a quarterly basis, and (ii) an initial grant of NSOs and RSUs of the Company with a combined value equal to $320,000, in each case the allocation of value between NSOs and RSUs to be determined in accordance with the methodology set forth in Company’s current outside director compensation policy. Mr. Gupta will also receive standard cash retainers for his Board and committee service, as applicable.

The Company expects that Mr. Gupta will enter into its standard director and officer indemnification agreement on the form that the Company enters into with its directors and officers.

Other than as described in Item 1.01, there are no arrangements or understandings between Mr. Gupta and any other person pursuant to which Mr. Gupta was selected as a director. There are no transactions, arrangements or relationships between the Company or its subsidiaries, on one hand, and Mr. Gupta on the other hand, that would require disclosure pursuant to Item 404(a) of Regulation S-K. Mr. Gupta does not have any family relationships with any of the Company’s directors or executive officers.

On February 28, 2022, the Company also announced that Brad Smith, a member of the Board, has resigned from the Board effective February 28, 2022. Mr. Smith’s resignation did not result from any disagreement with the Company or relating to its operations, policies or practices.

Officer Appointment and Departure

On February 28, 2022, the Company announced that Priyanka Carr, the Company’s current General Manager, Market Research, had been appointed as Chief Operating Officer of the Company effective March 1, 2022. The Company also announced that Thomas Hale, the Company’s President, had resigned from his employment with the Company effective February 28, 2022. Mr. Hale will continue to provide services as a consultant to the Company through an expected end date of December 31, 2022 to assist the Company with certain strategic initiatives. Mr. Hale’s departure is not the result of any dispute or disagreement with the Company, the Board, or its management, or any matter relating to the Company’s operations, policies or practices.

Ms. Carr, age 36, joined the Company in 2014 as a member of the Strategy and Corporate Development team, and has served in various roles, including Vice President – Strategy, Business Operations and Corporate Development, Senior Vice President – Monetization and Strategic Development, and most recently, General Manager, Market Research. From 2012 to 2014, Ms. Carr was at Bain & Company, a management consulting firm as a consultant and case team leader. Prior to that, Ms. Carr spent five years at Stanford University doing doctoral research. Ms. Carr holds a PhD from Stanford University in psychological science (neuroscience and social) and a BA from Williams College in Psychological Science.

Carr Offer Letter

In connection with Ms. Carr’s appointment, the Company and Ms. Carr entered into an offer letter agreement (the “Offer Letter”) which provides that as Chief Operating Officer, she will receive an annual base salary of $380,000 and be eligible for an annual target incentive bonus under the Company’s Executive Bonus Compensation Plan of 70% of her base salary, which will be pro-rated for the current fiscal year.

Additionally, Ms. Carr has entered into the Company’s standard form Change in Control and Severance Agreement (“Severance Agreement”), which provides that upon a termination of her employment without cause or resignation for good reason (as defined in the Severance Agreement) but not between ninety days prior to, or twelve months following, a change in control, then Ms. Carr would receive a cash severance payment equal to six months of her base salary plus reimbursement for COBRA premiums up to six months. Additionally, if Ms. Carr is terminated between the date that is ninety days prior to, or twelve months following, a change in control, then Ms. Carr would receive a cash severance payment equal to twelve months of her base salary plus reimbursement for COBRA premiums for up to six months, and will be entitled to full acceleration of vesting of all equity awards.

In connection with her appointment, Ms. Carr will also enter into the Company’s standard form of indemnification agreement, a copy of which has previously been filed with the Securities and Exchange Commission on August 5, 2021 as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q.

There are no arrangements or understandings between Ms. Carr, on the one hand, and the Company or any other persons, on the other hand, pursuant to which Ms. Carr was selected as Chief Operating Officer. There are no related party transactions between the Company and Ms. Carr (or any of her immediate family members) requiring disclosure under Item 404(a) of Regulation S-K. Ms. Carr does not have any family relationships with any of the Company’s directors or executive officers.

Hale Transition Agreement and Release

As part of Mr. Hale’s transition, on February 27, 2022, the Company entered into a Transition Agreement and Release with Mr. Hale (the “Transition Agreement”) that supersedes any prior employment arrangement with the Company, including Mr. Hale’s Change in Control and Severance Agreement with the Company. Pursuant to the terms of the Transition Agreement, Mr. Hale will receive a cash payment of $119,521.80 in exchange for a release of claims. He also entered into a consulting agreement on February 27, 2022 (the “Consulting Agreement”) to become effective immediately following his termination of employment pursuant to which he will provide advisory services to the Company through an expected end date of December 31, 2022 (subject to an extension under the circumstances described in the Transition Agreement). The Consulting Agreement provides his outstanding equity awards will continue to vest during the term of his Consulting Agreement in accordance with the original vesting schedule, provided that he remains as a service provider to the Company. Mr. Hale will also receive up to a total of $105,300 for services under the Consulting Agreement, subject to certain conditions and potential downward adjustments as described in the Consulting Agreement. In addition, in the event of a change of control of the Company that occurs during the consulting term, if Mr. Hale continues to provide service through December 31, 2022, or the Company (or any successor) terminates his service prior to December 31, 2022, then subject to Mr. Hale signing a supplemental release of claims, Mr. Hale would be entitled to full acceleration of his outstanding equity awards and an additional cash payment of $395,971.80, subject to certain potential downward adjustments as described in the Transition Agreement. If a change of control of the Company (or potential change of control) does not occur prior to December 31, 2022, and Mr. Hale continues to provide service through such date, then subject to Mr. Hale signing a supplemental release of claims, Mr. Hale will receive an additional cash payment of $395,971.80, subject to certain potential downward adjustments as described in the Transition Agreement.

Item 5.07	Submission of Matters to a Vote of Security Holders.

As described above, at 10:00 a.m., Pacific time, on February 25, 2022, the Company held a special meeting of the Company’s stockholders to consider and vote on proposals related to the Merger Agreement and the Merger (the “Special Meeting”). As of the close of business on January 3, 2022, the record date for the Special Meeting, there were 150,398,525 shares of Momentive common stock outstanding, each of which was entitled to one vote for each proposal at the Special Meeting. A quorum of the Company’s stockholders under the Company’s bylaws was present at the Special Meeting. Each proposal is described in detail in the Company’s definitive proxy statement, dated January 7, 2022, which was first mailed to the Company’s stockholders on or about January 10, 2022. The final results regarding each proposal are set forth below.

	FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
Proposal 1: To adopt the Merger Agreement.	87,176,842	40,853,742	1,903,506	0

Proposal 1 received the necessary votes to be approved by the Company’s stockholders.

Proposal 2: To approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Momentive named executive officers that is based on or otherwise relates to the transactions contemplated by the Merger Agreement.	111,974,251	16,079,747	1,880,092	0

Proposal 2 received the necessary votes to be approved by the Company’s stockholders.

In light of the approval of Proposal 1, Proposal 3 described in the Company’s definitive proxy statement (relating to the adjournment of the Special Meeting) was rendered moot and was not presented at the Special Meeting.

Item 7.01	Regulation FD Disclosure.

On February 28, 2022, the Company provided financial guidance for the first quarter ending March 31, 2022 and a business update by issuing a letter to its stockholders and a press release. A copy of the letter to stockholders and the press release are furnished as Exhibit 99.2 and Exhibit 99.3, respectively, to this Current Report on Form 8-K, and are incorporated herein by reference.

The information furnished in this Item 7.01 and in the accompanying Exhibit 99.2 and Exhibit 99.3, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any other filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, except as expressly set forth by specific reference in such filing.

Item 8.01	Other Events.

On February 25, 2022, the Company issued a press release announcing the termination of the Merger Agreement. The full text of the press release issued in connection with the announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On February 28, 2022, the Company announced that the Board has authorized the repurchase of up to $200 million of the Company’s common stock. Repurchases may be made from time to time through open market purchases or through privately negotiated transactions subject to market conditions, applicable legal requirements and other relevant factors. Open market repurchases may be structured to occur in accordance with the requirements of Rule 10b-18. The Company may also, from time to time, enter into Rule 10b5-1 plans to facilitate repurchases of its shares under this authorization. The repurchase program does not obligate the Company to acquire any particular amount of its common stock, and may be suspended at any time at the Company’s discretion.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description

99.1	Press Release dated February 25, 2022.

99.2	Letter to Stockholders dated February 28, 2022.

99.3	Press Release dated February 28, 2022.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Momentive Global Inc.

Dated: February 28, 2022	By:	/S/ Lora D. Blum
Lora D. Blum Chief Legal Officer and Secretary